7th Nov 2011

Best Buy Europe to focus its 'connectivity' strategy on Carphone Warehouse stores and to begin consultation on the closure of its UK Best Buy branded big box stores

Large majority of Best Buy employees to be redeployed within Carphone Warehouse's UK operations

Best Buy Europe, the joint venture between Carphone Warehouse Group plc and Best Buy Co., Inc. today announced its intention to focus its capital investment and 'connectivity' strategy on its small box Carphone Warehouse stores and to close its Best Buy branded big box stores in the UK.

Best Buy Europe's strategy is built around the central theme of 'connectivity' and an evolving Carphone Warehouse store format to deliver a great customer experience within this exciting technological space. A key component of this has been the development of its 'Wireless World' store format, which provides a wider range of connected devices and a higher level of service than traditional Carphone Warehouse stores. These stores have delivered compelling returns and have been exceptionally well received by customers.

Since 2008, the consumer electronics marketplace has changed substantially as a result of the economic times, the progress of online retailing and the growth of new products such as smartphones, tablets and apps. Best Buy Europe believes that its 'connectivity' strategy should be prioritised within Carphone Warehouse because it offers a superior rate of return on capital investment and is best placed to meet the future needs of customers.

With this refocus in strategy, the company will now be able to accelerate the roll-out of its 'Wireless World' stores and the enhancement of its online and mobile commerce platforms. Furthermore, it will look to integrate capabilities and product ranges from the Best Buy business into this format.

At the same time, a consultation on the closure of its Best Buy branded stores will start with all Best Buy team members. Best Buy Europe is confident it will be able to redeploy the large majority of those affected within other areas of its business. The intention is to complete the closure of these stores by the end of the calendar year.

Andrew Harrison, CEO of Best Buy Europe, said: “After conducting a thorough strategic review of our operations, we believe that our capital investment and 'connectivity' strategy should be prioritised within our Carphone Warehouse stores as they offer a higher and proven rate of return. The technology world has changed substantially since 2008 and we are confident we will best serve our customers by investing in a single brand and format rather than two.”

“We are very proud of our Best Buy team members. They have been exceptionally committed and have delivered fantastic customer service. Our immediate focus is on ensuring that they are offered new opportunities within Carphone Warehouse and Geek Squad, where they will help us deliver a best-in-class customer experience. “

“We have within Carphone Warehouse a proven way of meeting customers' emerging needs around connectivity. We will now concentrate on evolving our store development and building the complementary multi-channel capabilities to fuel our continued growth.”

For media enquiries:
Shane Conway, Head of PR                                07932 199 659

Notes to Editors

•
Best Buy Europe is a joint venture between Carphone Warehouse Group plc and Best Buy Co., Inc. and was formed in May 2008. It operates 2,453 stores in nine European countries under its "Carphone Warehouse" and "Phone House" brands. The business is evolving its existing retail proposition to provide a broader range of products and services through its 'Wireless World' format stores. Carphone Warehouse is the largest independent mobile phone retailer in the UK, with 805 stores nationwide

•	141 of Carphone Warehouse's 805 UK stores and 56 of its 1,648 Continental European stores are 'Wireless World' format stores

•
Best Buy UK has eleven stores in the UK - in Thurrock (Essex), Hedge End (Southampton), Merry Hill (Birmingham), Aintree (Liverpool), Croydon, Derby, Cribbs Causeway (Bristol), Hayes, Rotherham, Nottingham and Enfield

•	Details of Carphone Warehouse plc's announcement can be found at www.cpwplc.com

•	Details of Best Buy Co., Inc.'s announcement can be found at www.investors.bestbuy.com

•
Best Buy customers' service plans (including insurance policies) manufacturer warranties, financial services contracts, home deliveries and other services are not affected by this announcement. For full details go to www.bestbuy.co.uk/customernotice or call 0800 380 00 00